Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Tarsus Pharmaceuticals, Inc. for the registration of up to $300,000,000 of its common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our report dated March 31, 2021, with respect to the financial statements of Tarsus Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

November 1, 2021